Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Second Quarter 2020 Results

HIGHLIGHTS

•	Second quarter 2020 loss per diluted share from continuing operations was $(0.05) compared to $(0.89) for the same period in 2019.

•
Second quarter 2020 adjusted earnings per diluted share from continuing operations was $0.58 compared to $0.40 for the same period in 2019, representing an increase of 45%, driven by improved operational throughput as the Company continued to service increased demand related to COVID-19.

•
TreeHouse raised its full year 2020 guidance to $2.55 - $2.75 for adjusted earnings per diluted share from continuing operations. The Company anticipates net sales for the year and free cash flow to be at the upper end of its original guidance ranges of $4.10 to $4.40 billion and $250 to $300 million, respectively, again noting that there exists uncertainty around the nature, timing and magnitude of changes in future sales and earnings attributable to the spread of COVID-19 in North America.

Oak Brook, IL, August 6, 2020 — TreeHouse Foods, Inc. (NYSE: THS) today reported second quarter GAAP loss per diluted share from continuing operations of $(0.05) compared to $(0.89) for the second quarter of 2019. Adjusted earnings per diluted share from continuing operations1 were $0.58 in the second quarter of 2020 compared to $0.40 in the second quarter of 2019.

"Our priority continues to be the health, safety and welfare of our employees, and we owe them our thanks as they've continued to demonstrate resilience and dedication, working tirelessly to fulfill increased demand and service our customers,” said Steve Oakland, Chief Executive Officer and President. “I'm pleased with our strong performance in the second quarter, as we delivered bottom line results of $0.58, which was above our expectations. Our business transformation and strategic reorganization to two divisions enabled us to increase production to meet higher demand and capture operational efficiencies.”

Bill Kelley, EVP and Chief Financial Officer, said: "Our operational and commercial teams continue to work well together to service our retail customers and meet the higher demand for food at home, which drove organic net sales growth of 3.7% in the second quarter. Our conscious decision to keep our employees safe and healthy by limiting production at plants located in regions most heavily impacted by COVID-19 resulted in revenue for the quarter just below our guidance range. Solid productivity gains throughout our network of manufacturing and distribution facilities enabled us to deliver second quarter adjusted gross profit1 of 20.1%, 120 basis points higher than last year. I commend our team on an outstanding performance in a difficult time.”

 __________________________________________________

1
Adjusted earnings per diluted share from continuing operations, organic net sales, adjusted gross profit, and adjusted EBITDA from continuing operations are Non-GAAP financial measures. See “Comparison of Adjusted Information to GAAP Information” for the definitions of the Non-GAAP measures, information concerning certain items affecting comparability, and reconciliations of the GAAP to Non-GAAP measures.

OUTLOOK

TreeHouse raised its full year 2020 guidance for adjusted earnings from continuing operations to $2.55 to $2.75 per diluted share. The Company now expects 2020 revenue to be at the upper end of its original guidance of $4.10 to $4.40 billion. Free cash flow is also expected to be at the upper end of the guidance range of $250 to $300 million.

"We are encouraged by both the strength of our operations during this period of elevated demand and the commitment of our employees to supporting our healthy workplace protocols and processes," Mr. Oakland continued. "The work we performed related to our restructuring and reorganization activities has enabled us to flourish during this uncertain time. We remain confident in both our near-term and the longer-term opportunity for private label. Our outlook for the balance of the year assumes revenue will remain strong and takes into account higher costs to implement and maintain heightened COVID-19 safety measures. While macro uncertainty remains in the second half of the year, we feel comfortable in raising our full-year adjusted EPS guidance range.”

In regard to the third quarter outlook, TreeHouse anticipates the following:

•	Adjusted earnings per diluted share from continuing operations of $0.55 to $0.65, up approximately 9% year-over-year at the midpoint

•	Net sales between $1.04 to $1.08 billion, approximately flat year-over-year at the midpoint on a reported basis, and up approximately 2% on an organic basis

•	Adjusted EBITDA from continuing operations of $112 to $127 million, up approximately 6% year-over-year at the midpoint

The Company is not able to reconcile prospective adjusted earnings per diluted share from continuing operations and prospective adjusted EBITDA (Non-GAAP) to the most comparable GAAP financial measure without unreasonable effort due to the inherent uncertainty and difficulty of predicting the occurrence, financial impact, and timing of certain items impacting GAAP results. These items include, but are not limited to, mark-to-market adjustments of derivative contracts, foreign currency exchange on the re-measurement of intercompany notes, or other non-recurring events or transactions that may significantly affect reported GAAP results.

SECOND QUARTER 2020 FINANCIAL RESULTS

Net sales for the second quarter of 2020 totaled $1,041.9 million compared to $1,025.3 million for the same period last year, an increase of 1.6%. The change in net sales from 2019 to 2020 was due to the following:

	Three Months	Six Months
	(unaudited)	(unaudited)

Volume/mix excluding SKU rationalization and divestitures	3.9%	3.4%
Pricing	(0.2)	(0.3)
Total change in organic net sales[1]	3.7%	3.1%
Volume/mix related to divestitures	(1.8)	(1.1)
SKU rationalization	—	(0.2)
Foreign currency	(0.3)	(0.1)
Total change in net sales	1.6%	1.7%

Organic net sales increased 3.7% in the second quarter of 2020 compared to 2019 driven by:

•
Volume/mix excluding SKU rationalization and divestitures was favorable 3.9% year-over-year primarily due to increased retail demand as a result of the COVID-19 pandemic, which outpaced the impact of carryover distribution losses and decreased food-away-from-home demand.

•	Pricing was unfavorable 0.2% driven by the carryover impact of prior year pricing adjustments.

The year-over-year increase in organic net sales was partially offset by volume/mix related to the divestiture of the two In-Store Bakery facilities, which was unfavorable 1.8%, and unfavorable foreign exchange which contributed 0.3% year-over-year.

Gross profit as a percentage of net sales was 18.4% in the second quarter of 2020, compared to 18.5% in the second quarter of 2019, a decrease of 0.1 percentage points. The decrease is primarily due to incremental costs incurred in response to the COVID-19 pandemic, including increased production shifts, supplemental pay, protective equipment for employees, and additional sanitation measures. This was partially offset by favorable channel mix of more retail and less food-away-from-home business and higher throughput at our network of manufacturing and distribution facilities.

Total operating expenses as a percentage of net sales were 15.9% in the second quarter of 2020 compared to 19.2% in the second quarter of 2019, a decrease of 3.3 percentage points. The decrease is primarily attributable to lower restructuring expenses, as the TreeHouse 2020 program winds down, and continued SG&A discipline, partially offset by higher employee expenses.
Total other expense decreased by $34.9 million to $14.1 million in the second quarter of 2020 compared to $49.0 million in the second quarter of 2019. The decrease was primarily related to the non-cash mark-to-market impact from hedging activities, driven by interest rate swaps and commodity contracts, with a gain recognized in the second quarter of 2020 compared to expense in the second quarter of 2019, and greater favorable currency exchange rate impacts between the U.S. and Canadian dollar during the second quarter of 2020.
Income tax expense was recognized at a higher effective rate in the second quarter of 2020 compared to the income tax benefit recognized in the second quarter of 2019, driven by a change in the amount of valuation allowance recorded against certain deferred tax assets and an increase in the amount of non-deductible executive compensation, partially offset by the benefit recognized in 2020 due to the enactment of the CARES Act.

Net loss from continuing operations for the second quarter of 2020 was $2.6 million, compared to $50.1 million for the same period of the previous year. Adjusted EBITDA from continuing operations1 was $119.2 million in the second quarter of 2020, a 13.1% increase compared to the second quarter of 2019. The increase in adjusted EBITDA was primarily due to productivity gains throughout our network of manufacturing and distribution facilities and favorable channel mix. This was partially offset by increased employee expenses.

Net income (loss) from discontinued operations increased $122.8 million in the second quarter of 2020 compared to the second quarter of 2019. The increase is primarily related to non-recurring impairment charges recognized in the second quarter of 2019 of $66.5 million related to long-lived assets in the Snacks division and $63.9 million related to the expected disposal loss of the RTE Cereal business.

Cash provided by operating activities of continuing operations was $123.3 million in the first six months of 2020 compared to cash used in operating activities of $43.5 million in the first six months of 2019, an increase of $166.8 million. The increase was primarily attributable to higher cash earnings and improved working capital. The Company's working capital management emphasis continues to be focused on driving faster collection of receivables, reducing inventory, and extending vendor payment terms.

The Company’s three and six months 2020 and 2019 results included certain items noted below that, in management’s judgment, affect the comparability of earnings period-over-period.

RECONCILIATION OF DILUTED LOSS PER SHARE FROM CONTINUING OPERATIONS TO ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINIUNG OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Diluted loss per share from continuing operations (GAAP)	$(0.05)	$(0.89)	$(0.63)	$(1.15)
Mark-to-market adjustments	(0.07)	0.45	1.06	0.73
Restructuring programs & other	0.23	0.59	0.58	1.16
COVID-19	0.25	—	0.16	—
Litigation matters	0.16	0.44	0.16	0.44
Foreign currency (gain) loss on re-measurement of intercompany notes	(0.11)	(0.03)	0.15	(0.05)
Tax indemnification	0.02	0.01	0.03	0.01
Change in regulatory requirements	0.01	—	0.02	—
Multiemployer pension plan withdrawal	—	0.07	—	0.07
Taxes on adjusting items	0.14	(0.24)	(0.58)	(0.47)
Adjusted diluted EPS from continuing operations (Non-GAAP)	$0.58	$0.40	$0.95	$0.74

SECOND QUARTER 2020 SEGMENT RESULTS

	Three Months Ended June 30,
	Meal Preparation		Snacking & Beverages
	2020	2019	2020	2019
	(unaudited, dollars in millions)
Net sales	$667.7	$657.5	$374.2	$367.8
Direct operating income	102.3	90.3	52.5	46.0
Direct operating income percent	15.3%	13.7%	14.0%	12.5%

The change in net sales by segment from the second quarter of 2019 to the second quarter of 2020 was due to the following:

	Three Months Ended June 30,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2019 Net sales	$657.5		$367.8
Volume/mix excluding SKU rationalization and divestitures	11.9	1.8%	26.8	7.5%
Pricing	0.1	—	(1.8)	(0.5)
Volume/mix related to divestitures	—	—	(17.7)	(5.0)
Foreign currency	(1.8)	(0.2)	(0.9)	(0.3)
2020 Net sales	$667.7	1.6%	$374.2	1.7%

Volume/mix related to divestitures		—		5.0
Foreign currency		0.2		0.3
Percent change in organic net sales		1.8%		7.0%

Meal Preparation

Net sales in the Meal Preparation segment increased $10.2 million, or 1.6%, in the second quarter of 2020 compared to the second quarter of 2019. The change in net sales was due to favorable volume/mix mostly from increased retail demand as a result of the COVID-19 pandemic, which outpaced the impact of carryover distribution losses and decreased food-away-from-home demand. This was partially offset by unfavorable foreign currency. Organic net sales in the Meal Preparation segment increased by 1.8% year-over-year.

Direct operating income as a percentage of net sales increased 1.6 percentage points in the second quarter of 2020 compared to the second quarter of 2019. This increase was primarily due to favorable channel mix and lower SG&A expense due to continued discipline.

Snacking & Beverages

Net sales in the Snacking & Beverages segment increased $6.4 million, or 1.7%, in the second quarter of 2020 compared to the second quarter of 2019. The change in net sales was due to favorable volume/mix mostly from increased retail demand as a result of the COVID-19 pandemic, which outpaced the impact of carryover distribution losses and unfavorable volume/mix related to divestitures. This was partially offset by unfavorable pricing primarily related to the carryover impact of prior year pricing adjustments and unfavorable foreign currency. Organic net sales in the Snacking & Beverages segment increased 7.0% year-over-year.

Direct operating income as a percentage of net sales increased 1.5 percentage points in the second quarter of 2020 compared to the second quarter of 2019. The increase primarily resulted from productivity gains associated with higher operational throughput at our network of manufacturing and distribution facilities in response to the increased demand due to COVID-19.

YEAR TO DATE 2020 SEGMENT RESULTS

	Six Months Ended June 30,
	Meal Preparation		Snacking & Beverages
	2020	2019	2020	2019
	(unaudited, dollars in millions)
Net sales	$1,341.3	$1,328.2	$785.5	$763.9
Direct operating income	188.6	181.1	100.6	92.9
Direct operating income percent	14.1%	13.6%	12.8%	12.2%

The change in net sales from the first six months of 2019 to the first six months of 2020 was due to the following:

	Six Months Ended June 30,
	Meal Preparation		Snacking & Beverages
	Dollars	Percent	Dollars	Percent
	(unaudited, dollars in millions)
2019 Net sales	$1,328.2		$763.9
Volume/mix excluding SKU rationalization and divestitures	18.7	1.4%	52.3	7.0%
Pricing	(3.2)	(0.2)	(4.0)	(0.5)
Volume/mix related to divestitures	—	—	(22.4)	(3.1)
SKU rationalization	—	—	(3.4)	(0.4)
Foreign currency	(2.4)	(0.2)	(0.9)	(0.2)
2020 Net sales	$1,341.3	1.0%	$785.5	2.8%

Volume/mix related to divestitures		—		3.1
SKU rationalization		—		0.4
Foreign currency		0.2		0.2
Percent change in organic net sales		1.2%		6.5%

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s second quarter earnings will be held at 8:30 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at www.treehousefoods.com/investors/investor-overview/default.aspx

DISCONTINUED OPERATIONS

Beginning in the third quarter of 2019, the Company determined that both its Snacks division, sold on August 1, 2019, and its RTE Cereal business met the discontinued operations criteria and, as such, both businesses have been excluded from continuing operations and segment results for all periods presented.

ASSETS HELD FOR SALE

During the fourth quarter of 2019, the Company reached the decision to sell two of its In-Store Bakery facilities located in Fridley, Minnesota and Lodi, California. These two facilities are within the Snacking & Beverages reporting segment. On January 10, 2020, the Company entered into a definitive agreement to sell these facilities. On April 17, 2020, the Company completed the sale of these facilities. The Company determined the associated assets met the held for sale accounting criteria as of December 31, 2019 and were classified accordingly in the Condensed Consolidated Balance Sheets. These two facilities did not meet the criteria to be presented as a discontinued operation.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP (“Non-GAAP”). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Operations, Condensed Consolidated Statements of Comprehensive Income (Loss), Condensed Consolidated Statements of Stockholders' Equity, and the Condensed Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the most directly comparable GAAP measure and the Non-GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Organic Net Sales

Organic Net Sales is defined as reported net sales excluding the impacts of SKU rationalization, foreign currency, and the net sales associated with the divestiture of the In-Store Bakery facilities, which closed on April 17, 2020, for the three and six months ended June 30, 2020 and 2019. This information is provided in order to allow investors to make meaningful comparisons of the Company's sales between periods and to view the Company's business from the same perspective as Company management.

Adjusted Gross Profit

Adjusted gross profit is defined as gross profit adjusted for items that, in management's judgment, significantly affect the assessment of gross profit between periods and allows the reader to view the Company's business from the same perspective as Company management. As the company cannot predict the timing and amount of charges that include, but are not limited to, items such as restructuring programs, changes in regulatory compliance, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company’s performance. The reconciliation of the GAAP measure of gross profit as presented in the Condensed Consolidated Statements of Operations, excluding certain items affecting comparability, to adjusted gross profit is presented below.

Adjusted Earnings Per Diluted Share from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per diluted share from continuing operations (“adjusted diluted EPS”) reflects adjustments to GAAP loss per diluted share from continuing operations to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, foreign currency exchange impact on the re-measurement of intercompany notes, restructuring programs, and other items that may arise from time to time that would impact comparability, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of the GAAP measure of diluted loss per share from continuing operations as presented in the Condensed Consolidated Statements of Operations, excluding certain items affecting comparability, to adjusted diluted earnings per share from continuing operations is presented above.

Adjusted Net Income from Continuing Operations, Adjusted EBIT from Continuing Operations, Adjusted EBITDA from Continuing Operations, Adjusted Net Income Margin from Continuing Operations, Adjusted EBIT Margin from Continuing Operations and Adjusted EBITDA Margin from Continuing Operations, Adjusting for Certain Items Affecting Comparability

Adjusted net income from continuing operations represents GAAP net loss from continuing operations as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Directors' measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS from continuing operations metric outlined above.

Adjusted EBIT from continuing operations represents adjusted net income from continuing operations before interest expense, interest income, and income tax expense. Adjusted EBITDA from continuing operations represents adjusted EBIT from continuing operations before depreciation and amortization expense. Adjusted EBIT from continuing operations and adjusted EBITDA from continuing operations are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods.

Adjusted net income margin from continuing operations, adjusted EBIT margin from continuing operations and adjusted EBITDA margin from continuing operations are calculated as the respective metric defined above as a percentage of net sales as reported in the Condensed Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS from continuing operations section above.

A full reconciliation between the relevant GAAP measure of reported net loss from continuing operations for the three and six month periods ended June 30, 2020 and 2019 calculated according to GAAP, adjusted net income from continuing operations, adjusted EBIT from continuing operations, and adjusted EBITDA from continuing operations is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow from Continuing Operations

In addition to measuring the Company’s cash flow generation and usage based upon the operating, investing, and financing classifications included in the Condensed Consolidated Statements of Cash Flows, we also measure free cash flow from continuing operations, which represents net cash provided by operating activities from continuing operations less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, repurchasing outstanding senior debt, and repurchasing common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities from continuing operations for the three and six months ended June 30, 2020 and 2019 calculated according to GAAP and free cash flow from continuing operations is presented in the attached tables.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a leading manufacturer and distributor of private label packaged foods and beverages in North America. We have 36 production facilities across North America and two in Italy, and our vision is to be the undisputed solutions leader for custom brands for our customers. Our extensive product portfolio includes snacking, beverages, and meal preparation products, available in shelf stable, refrigerated, frozen, and fresh formats. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer clean label, organic, and preservative-free ingredients across almost our entire portfolio. Our purpose is to make high quality food and beverages affordable to all.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: risks related to the impact of the recent COVID-19 outbreak on our business, suppliers, consumers, customers and employees; the success of our restructuring programs, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; disruptions or inefficiencies in our supply chain and/or operations, including from the recent COVID-19 outbreak; our ability to continue to make acquisitions in accordance with our business strategy; changes and developments affecting our industry, including consumer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2019, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except per share data)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$293.9	$202.3
Receivables, net	265.1	270.6
Inventories	629.4	544.0
Prepaid expenses and other current assets	94.1	44.5
Assets held for sale	—	27.0
Assets of discontinued operations	122.7	131.1
Total current assets	1,405.2	1,219.5
Property, plant, and equipment, net	1,014.3	1,045.2
Operating lease right-of-use assets	161.6	175.3
Goodwill	2,102.1	2,107.3
Intangible assets, net	524.8	554.7
Other assets, net	34.0	37.4
Total assets	$5,242.0	$5,139.4
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$558.4	$508.4
Accrued expenses	370.6	273.2
Current portion of long-term debt	15.4	15.3
Liabilities of discontinued operations	7.3	16.5
Total current liabilities	951.7	813.4
Long-term debt	2,086.6	2,091.7
Operating lease liabilities	145.1	158.5
Deferred income taxes	123.2	101.5
Other long-term liabilities	131.7	143.4
Total liabilities	3,438.3	3,308.5
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 56.5 and 56.2 shares issued and outstanding, respectively	0.6	0.6
Treasury stock	(83.3)	(83.3)
Additional paid-in capital	2,168.4	2,154.6
Accumulated deficit	(189.7)	(157.0)
Accumulated other comprehensive loss	(92.3)	(84.0)
Total stockholders’ equity	1,803.7	1,830.9
Total liabilities and stockholders’ equity	$5,242.0	$5,139.4

TREEHOUSE FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net sales	$1,041.9	$1,025.3	$2,126.8	$2,092.1
Cost of sales	850.7	836.1	1,740.7	1,706.7
Gross profit	191.2	189.2	386.1	385.4
Operating expenses:
Selling and distribution	63.0	59.8	128.1	130.0
General and administrative	73.7	86.1	137.3	148.4
Amortization expense	17.4	18.6	34.9	38.7
Other operating expense, net	11.8	32.6	30.3	60.7
Total operating expenses	165.9	197.1	330.6	377.8
Operating income (loss)	25.3	(7.9)	55.5	7.6
Other expense:
Interest expense	26.2	26.1	51.0	51.2
(Gain) loss on foreign currency exchange	(6.5)	(1.3)	7.9	(1.7)
Other (income) expense, net	(5.6)	24.2	58.4	36.4
Total other expense	14.1	49.0	117.3	85.9
Income (loss) before income taxes	11.2	(56.9)	(61.8)	(78.3)
Income tax expense (benefit)	13.8	(6.8)	(26.4)	(13.7)
Net loss from continuing operations	(2.6)	(50.1)	(35.4)	(64.6)
Net income (loss) from discontinued operations	1.1	(121.7)	2.7	(134.1)
Net loss	$(1.5)	$(171.8)	$(32.7)	$(198.7)

Earnings (loss) per common share - basic:
Continuing operations	$(0.05)	$(0.89)	$(0.63)	$(1.15)
Discontinued operations	0.02	(2.16)	0.05	(2.39)
Loss per share basic (1)	$(0.03)	$(3.05)	$(0.58)	$(3.54)

Earnings (loss) per common share - diluted:
Continuing operations	$(0.05)	$(0.89)	$(0.63)	$(1.15)
Discontinued operations	0.02	(2.16)	0.05	(2.39)
Loss per share diluted (1)	$(0.03)	$(3.05)	$(0.58)	$(3.54)

Weighted average common shares:
Basic	56.5	56.3	56.4	56.2
Diluted	56.5	56.3	56.4	56.2

Supplemental Information:
Depreciation and amortization	$49.6	$51.5	$99.4	$106.5

(1) The sum of the individual per share amounts may not add due to rounding.

The following table reconciles the Company’s net loss from continuing operations to adjusted net income from continuing operations, adjusted EBIT from continuing operations, and adjusted EBITDA from continuing operations for the three and six months ended June 30, 2020 and 2019:
TREEHOUSE FOODS, INC.
RECONCILIATION OF NET LOSS FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME, ADJUSTED EBIT AND ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(Unaudited, in millions)

		Three Months Ended June 30,		Six Months Ended June 30,
		2020	2019	2020	2019
Net loss from continuing operations (GAAP)		$(2.6)	$(50.1)	$(35.4)	$(64.6)
Mark-to-market adjustments	(1)	(4.3)	25.3	59.8	41.2
Restructuring programs & other	(2)	13.0	33.7	32.7	65.8
COVID-19	(3)	14.4	—	9.3	—
Litigation matters	(4)	9.0	25.0	9.0	25.0
Foreign currency (gain) loss on re-measurement of intercompany notes	(5)	(6.5)	(1.4)	8.4	(3.0)
Tax indemnification	(6)	0.9	0.7	1.7	0.4
Change in regulatory requirements	(7)	0.7	—	1.4	—
Multiemployer pension plan withdrawal	(8)	—	4.1	—	4.1
Less: Taxes on adjusting items		8.4	(14.6)	(33.2)	(27.3)
Adjusted net income from continuing operations (Non-GAAP)		33.0	22.7	53.7	41.6
Interest expense		26.2	26.1	51.0	51.2
Interest income		—	(1.7)	(4.0)	(4.3)
Income tax benefit (excluding COVID-19 tax benefit)		18.8	(6.8)	(15.4)	(13.7)
Add: Taxes on adjusting items		(8.4)	14.6	33.2	27.3
Adjusted EBIT from continuing operations (Non-GAAP)		69.6	54.9	118.5	102.1
Depreciation and amortization	(9)	49.6	50.5	99.4	103.3
Adjusted EBITDA from continuing operations (Non-GAAP)		$119.2	$105.4	$217.9	$205.4

Adjusted net income margin from continuing operations		3.2%	2.2%	2.5%	2.0%
Adjusted EBIT margin from continuing operations		6.7%	5.4%	5.6%	4.9%
Adjusted EBITDA margin from continuing operations		11.4%	10.3%	10.2%	9.8%

		Location in Condensed	Three Months Ended June 30,		Six Months Ended June 30,
		Consolidated Statements of Operations	2020	2019	2020	2019
			(unaudited, in millions)
(1)	Mark-to-market adjustments	Other (income) expense, net	$(4.3)	$25.3	$59.8	$41.2
(2)	Restructuring programs & other	Other operating expense, net	11.8	32.6	30.3	60.8
		Cost of sales	—	0.2	0.7	3.2
		General and administrative	1.2	0.9	1.7	1.8
(3)	COVID-19	Cost of sales	17.8	—	18.7	—
		General and administrative	1.6	—	1.6	—
		Income tax expense (benefit)	(5.0)	—	(11.0)	—
(4)	Litigation matters	General and administrative	9.0	25.0	9.0	25.0
(5)	Foreign currency (gain) loss on re-measurement of intercompany notes	(Gain) loss on foreign currency exchange	(6.5)	(1.4)	8.4	(3.0)
(6)	Tax indemnification	Other (income) expense, net	0.9	0.7	1.7	0.4
(7)	Change in regulatory requirements	Cost of sales	0.4	—	0.3	—
		Selling and distribution	0.3	—	1.0	—
		General and administrative	—	—	0.1	—
(8)	Multiemployer pension plan withdrawal	Cost of sales	—	4.1	—	4.1
(9)	Depreciation included as an adjusting item	Cost of sales	—	0.2	—	1.6
		General and administrative	—	0.8	—	1.6

TREEHOUSE FOODS, INC.
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT
(Unaudited, in millions)

		Three Months Ended June 30,		Six Months Ended June 30,
		2020	2019	2020	2019
		(unaudited, in millions)
Net sales		$1,041.9	$1,025.3	$2,126.8	$2,092.1
Cost of sales		850.7	836.1	1,740.7	1,706.7
Gross profit		191.2	189.2	386.1	385.4
Gross profit as a percentage of net sales		18.4%	18.5%	18.2%	18.4%

Restructuring programs & other	(2)	—	0.2	0.7	3.2
COVID-19	(3)	17.8	—	18.7	—
Change in regulatory requirements	(7)	0.4	—	0.3	—
Multiemployer pension plan withdrawal	(8)	—	4.1	—	4.1
Adjusted gross profit		$209.4	$193.5	$405.8	$392.7
Adjusted gross profit as a percentage of net sales		20.1%	18.9%	19.1%	18.8%

TREEHOUSE FOODS, INC.
CASH FLOW KEY METRICS
(Unaudited, in millions)

	Six Months Ended June 30,
	2020	2019
Net Cash Flows Provided By (Used In):
Operating activities - from continuing operations	$123.3	$(43.5)
Investing activities - from continuing operations	(24.6)	(69.2)
Financing activities - from continuing operations	(9.1)	(41.4)
Cash flows from discontinued operations	0.1	49.4

TREEHOUSE FOODS, INC.
RECONCILIATION OF NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES - CONTINUING OPERATIONS TO FREE CASH FLOW FROM CONTINUING OPERATIONS
(Unaudited, in millions)

	Six Months Ended June 30,
	2020	2019

Cash flow provided by (used in) operating activities - continuing operations	$123.3	$(43.5)
Less: Capital expenditures	(56.6)	(70.5)
Free cash flow from continuing operations	$66.7	$(114.0)